UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2008

NORTH AMERICAN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26670	51-0366422
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20200 Sunburst Street, Chatsworth, CA	91311
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 734-8600

Check the appropriate box below if the Form 8-K filing is intended to be simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(e)    As previously announced, Brett L. Scott was appointed as Senior Vice President of Finance and Chief Financial Officer of North American Scientific, Inc. (the “Company”) effective August 11, 2008.

Pursuant to Mr. Scott’s offer letter from the Company (the “Offer Letter”) effective as of August 11, 2008, Mr. Scott’s compensation shall initially consist of an annual salary of $220,000 and an annual bonus of up to 30% of his base salary subject to approval by the Company’s Board of Directors of the senior management bonus program payouts. The 2008 bonus will be pro-rated to reflect his contributions to the 2008 plan.

In addition, Mr. Scott was granted stock options to purchase 203,359 shares of common stock of the Company at an exercise price of $0.69 per share. These options vest 25% upon the first anniversary of the grant date and monthly thereafter for the following thirty-six months.

The Offer Letter provides that if Mr. Scott’s employment with the Company is terminated at any time without cause, which includes a material breach of the Offer Letter or any policy of the Company, he will be entitled to receive a lump sum severance payment equal to six months of his base salary.

The foregoing descriptions of the Offer Letter and the Stock Option Agreement governing the terms of Mr. Scott’s stock option grant do not purport to be complete and are qualified in their entirety by reference to the Offer Letter and Stock Option Agreement, which are attached hereto as Exhibits 10.1 and 10.2, respectively.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

10.1	Offer Letter, dated June 26, 2008, between North American Scientific, Inc. and Brett L. Scott.
10.2	Stock Option Agreement dated August 11, 2008 between North American Scientific, Inc. and Brett L. Scott.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH AMERICAN SCIENTIFIC, INC.

August 11, 2008	By:	/s/ John B. Rush
John B. Rush
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Offer Letter, dated June 26, 2008, between North American Scientific, Inc. and Brett L. Scott.
10.2	Stock Option Agreement dated August 11, 2008 between North American Scientific, Inc. and Brett L. Scott.